EXHIBIT 19.1
The New York Times Company Insider Trading Policy
(updated as of February 2025)
This policy provides guidelines with respect to transactions in the securities of The New York Times Company (the “Company”) and the securities of other companies about which you may become aware of material nonpublic information in the course of your work for the Company. The Company has adopted this policy to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. This policy explains your responsibility to make sure you and those you supervise and work with comply with these restrictions.
Please remember that even when the legal restrictions discussed in this policy do not limit your securities trading activity, the information to which you have access may be confidential and competitive. It should not be discussed with anyone outside of the Company and, even within the Company, should be discussed only on a need-to-know basis and only to the extent necessary to perform one’s job.
Persons subject to the policy
This policy applies to all directors and employees of the Company and its subsidiaries. It also applies to immediate family members and those who reside with you or are financially dependent on you, and any other person or entity whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before trading). This includes entities such as family trusts, partnerships and foundations. You must ensure that people and entities whose trading activities you directly or indirectly influence or control comply with the terms of this policy.
No trading or tipping while in possession of material nonpublic information
Generally, you may from time to time be in possession of “material nonpublic information” about the Company because of your access to such information in the course of your work for the Company.
The federal securities laws and Company policy prohibit you from buying or selling Company securities while you are in possession of such information unless and until it has been widely disseminated to the investing public or has ceased to be material. These trading restrictions are not limited to transactions involving your direct ownership; they also apply to any transaction by a person or entity over which you exercise direct or indirect investment control and any transaction in which you have a pecuniary interest.
The federal securities laws and Company policy also prohibit you from disclosing (“tipping”) such information to other persons or making any recommendations about transactions involving Company securities while you are in possession of such information unless and until it has been widely disseminated to the investing public or has ceased to be material.
In addition, if in the course of working for the Company, you learn of material nonpublic information about another company, you have the same duty not to disclose the information to others or to use that information in connection with securities transactions of such other company as you have with respect to material, non-public information about the Company.
Consequences
Individuals who violate this policy may be subject to disciplinary action up to and including termination of employment, subject to any applicable collective bargaining agreement, or lawsuit. Additionally, individuals who engage in illegal insider trading or tipping can be liable for substantial criminal and civil fines and penalties as well as imprisonment. Your civil liability could be as high as three times the profit realized (or the loss avoided) as a result of any purchase or sale of securities on the basis of material nonpublic information. The potential liability could also apply if someone you tipped bought or sold the securities, even if you did not personally trade or gain any financial benefit from another’s trading. The reason for the transaction, size of the transaction, or the amount of profit received does not have to be significant - even small insider trading violations may be monitored, aggressively investigated and prosecuted. The federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

“Material nonpublic information” defined
Material nonpublic information – often referred to as MNPI - is information that is likely to affect a reasonable investor’s decision about whether to buy, sell or hold securities, and that has not been widely disseminated to the investing public. Whether information is material generally depends on the facts and circumstances in each particular situation, and it is not possible to define all categories of material information. However, the following nonpublic information may be deemed material:
•historical or forecasted financial or operating results or information for the quarter,
•a change in the amount or timing of stock dividends or share repurchase program,
•significant product developments,
•the borrowing of a significant amount of funds or other significant financing transaction,
•plans to make a public offering of securities,
•significant acquisitions/divestitures or joint ventures,
•changes in executive leadership or control,
•a change in auditor or notification that the auditor’s report may no longer be relied upon,
•a significant disruption in the Company’s operations or loss, potential loss or unauthorized access to its facilities and/or information technology systems (e.g., a significant cybersecurity incident or data breach),
•significant related party transactions,
•significant litigation or government agency investigation developments and
•critical labor information (such as a material strike threat).

The above examples are provided solely for illustrative purposes; they are not a complete list of types of information that might be material.
Material nonpublic information may be in the form of the annual budget; the three-year plan; flash, forecast and operations reports; or in data in various internal systems, among other forms, may be shared verbally or in writing, and may be either positive or negative.
Material information remains “nonpublic” until it is widely disseminated to the public (e.g., by means of a press release, posting to our investor website or filing with the SEC) and the public has had time to absorb the information, or becomes stale through the passage of time. Once the information reaches the public and the public has had time (generally, at least 24 hours) to absorb the information, it is no longer nonpublic information.
“Trading windows”
If you have ongoing access to material nonpublic information about the Company in the normal course of your duties, you are an “Insider” subject to Company-established “window periods,” during which you may generally purchase and sell Company securities. These windows are 30-day periods beginning 24 hours after the public disclosure of the Company’s quarterly or annual results. During these periods, even though it is likely that you still have access to nonpublic information about the Company, all current material nonpublic information about the Company will generally have been disseminated to the public.
However, trading may be restricted even during window periods for certain employees or groups from time to time who we determine may have access to material nonpublic information, such as pending transactions and certain other unpublicized corporate or financial information. In such blackout situations, those individuals should not buy or sell Company securities, even during window periods, or disclose the existence of the blackout to anyone else.
Regardless of whether the trading window is open, you may only trade in Company stock if you are not in possession of material nonpublic information.
Pre-Clearance of Trading by Designated Individuals
Insiders should always contact Legal ([***]) any time they are contemplating or wish to buy or sell Company securities to ensure the window is open and pre-clear a transaction. This also applies to Insiders' immediate family members and those who reside with Insiders or are financially dependent on Insiders, and any other person or entity whose transactions in securities are directed by Insiders or are subject to Insiders’ influence or control.
“Trading” in “securities” defined
These trading restrictions generally apply to all transactions in the Company’s securities, including its Class A and Class B common stock and options for common stock, as well as derivative securities that are not issued by the

Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Transactions subject to this policy include purchases, sales and bona fide gifts.
Trading may include certain transactions under Company plans, including:
Restricted Stock Units. These trading restrictions do not apply to the grant or vesting of restricted stock units or the Company’s withholding of shares to satisfy tax withholding obligations upon vesting. However, these restrictions do apply to any market sale of the shares received upon the vesting of restricted stock units.
Performance Shares. These trading restrictions do not apply to the grant or payout of performance shares under the Company’s long-term incentive compensation program or the Company’s withholding of shares to satisfy tax withholding obligations upon vesting. However, that these restrictions do apply to any market sale of the shares received upon the payout of performance shares.
Employee Stock Purchase Plan (“ESPP”). These restrictions do not apply to purchases of shares pursuant to an ESPP or your election to participate in an ESPP during any enrollment period, or to change your level of participation as permitted under an ESPP. However, these restrictions do apply to any market sale of the shares received under an ESPP.
Gifts. Bona fide gifts of securities are not transactions subject to this policy so long as you do not have reason to believe the recipient of your gift intends to sell the Company securities before the disclosure of material nonpublic information of which you are aware at the time of the gift. Note that many charitable organizations will routinely sell immediately any securities received as gifts. You should inquire about your donee’s intent prior to making any gift, and if you or they are unsure, only make the gift during an open trading window. We recommend making all gifts during an open trading window whenever possible. Please contact Legal before making a gift of securities.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction should be avoided to preserve the Company’s and your reputation for adhering to the highest standards of conduct. This means that you may have to forego a proposed transaction even if you planned to make the transaction before learning the material nonpublic information and even though you believe that waiting may cause you to suffer an economic loss or not realize anticipated profit.
Certain transactions prohibited at all times
Company policy also prohibits certain transactions, even if you are not in possession of material nonpublic information, unless you obtain prior written approval of the transaction from the Chief Legal Officer:
Short-term, speculative trading. You may not engage in short-term, speculative trading in Company securities, such as entering into short sales, buying, selling or writing puts or calls, or engaging in hedging or other derivative transactions.
Margin accounts and pledges. You may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. Generally, all Company securities held in a brokerage account should be held in a cash account. If you hold Company securities in a margin account or pledge Company securities as collateral for a loan, Company securities might be sold without your consent or knowledge – even if your brokerage account has other assets – if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Such sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities.
Rule 10b5-1 Plans
A transaction may be exempt from trading restrictions if it is made pursuant to a written trading plan (a “10b5-1 Plan”) that meets all of the requirements of securities rules and regulations, including Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Exchange Act requires, among other things, that a Rule 10b5-1 Plan be entered into in good faith and at a time when the person entering into the plan is not aware of material nonpublic information, and the plan must include the person’s certification to this effect. Please reach out to Legal for more information.
You are required to obtain preapproval in writing from Legal before your entry into any 10b5-1 Plan; the amendment, modification or termination of any 10b5-1 Plan; or any cancellation of scheduled transactions under a 10b5-1 Plan.

The pitfalls of good-until-cancelled orders
For those of you who place “good-until-cancelled” orders with your brokers for the sale of Company securities, please remember to cancel your orders (if not yet fulfilled) when a window period ends. As a matter of law, it does not matter that you placed your order before you had access to material nonpublic information. The securities laws look at what you knew when your sale is actually consummated, despite the fact that you may not have given express directions to sell on that particular day.
Your responsibility for preventing violations
It is your personal obligation to make sure that you act in compliance with this policy and that any immediate family members, those who reside with you or are financially dependent on you, and any other person or entity whose transactions in securities are directed by you or are subject to your influence or control also comply with this policy. The responsibility for determining whether you are in possession of material nonpublic information rests with you, and this policy and any action by the Company or any employee pursuant to this policy or otherwise does not constitute legal advice or insulate you from liability under applicable securities laws.
Employees under your supervision
If an employee under your supervision engages in prohibited trading (or tips others), you, as a representative of the Company, as well as the Company, may be liable if you fail to take steps to prevent such trading. Please share this policy with all employees under your supervision who have access to material nonpublic information and alert them that it applies to them. You may also want to sit down and review with those employees the policy’s principal points and how they apply to them. Remember, this group includes your assistants and anyone who copies, handles or has access to material nonpublic information (including access to your emails): access is the determining factor.
Application after termination of employment
The portions of this policy relating to trading while in possession of material non-public information that you became aware of in the course of your work for the Company and the use or disclosure of that information continue to apply even after termination of employment or association with the Company. You may not trade or disclose the information to anyone else until that information becomes public or no longer material.
Additional obligations for Section 16 persons
Regardless of whether the trades are within window periods, the Securities Exchange Act of 1934 prohibits directors and executive officers from profiting from “short swing transactions.” Short swing transactions are matching transactions within a six month period (e.g. a sale and purchase or a purchase and sale of Company stock). If you are considering a possible transaction in Company securities, please keep in mind all of your transactions within the previous six month period that could be matched to your current transaction.
In addition, if you plan to sell stock or otherwise engage in securities transactions, please remember that you are responsible for completing and filing the Rule 144 forms in advance of the transaction and file a Form 4 by the end of the second business day immediately following the date of your securities transaction.
Questions
Insider trading laws often depend on specific facts and circumstances. This document provides only general guidance. If you have questions about this policy, please contact Legal ([***]). If you are aware of a possible violation of this policy, you should contact your manager and Legal.